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                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires: December 31, 2001   /
                                                / Estimated average burden     /
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+--------+
| FORM 4 |                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                               Washington, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    DeParle                       Nancy-Ann
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        (Last)                      (First)                        (Middle)

    21250 Hawthorne Boulevard, Suite 800
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                                   (Street)
    Torrance, CA 90503
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        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol  DaVita Inc. (DVA)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary) ______________

4.  Statement for Month/Year   06/2002
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)_________________________________

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
     X  Director    ___ Officer             ___ 10% Owner    ___ Other
    ---                 (give title below)                       (specify below)
        ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---
    ___ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security  2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   (Instr. 3)            action     action          or Disposed of (D)                Securities           ship          of In-
                         Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
                                    (Instr. 8)                                        Owned at             Direct        Bene-
                         (Month/ -----------------------------------------------      End of Month         (D) or        ficial
                         Day/                                                                              Indirect      Owner-
                         Year)                                 (A) or                 (Instr. 3 and 4)     (I)           ship
                                       Code       V   Amount   (D)       Price                             (Instr. 4)    (Instr. 4)
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
------------------------------------------------------------------------------------------------------------------------------------
  Common Stock       03/31/2002   /(1)/A     V     118          A        $    0                               D
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  Common Stock       06/03/2002     P              100          A        $23.11                               D
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  Common Stock       06/30/2002   /(2)/A     V     126          A        $    0            613                D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

          Potential persons who are to respond to the                     (Over)
          collection of information contained in this form       SEC 1474 (3-99)
          are not required to respond unless the form displays a currently valid OMB control number.

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security    2. Conver-    3. Trans-     4. Trans-      5. Number of Deriv-       6. Date Exer-
   (Instr. 3)                         sion or       action        action         ative Securities Ac-      cisable and
                                      Exercise      Date          Code           quired (A) or Dis-        Expiration
                                      Price of                    (Instr. 8)     posed of (D)              Date
                                      Deri-         (Month/                      (Instr. 3, 4, and 5)      (Month/Day/
                                      vative        Day/                                                   Year)
                                      Security      Year)

                                                                                                        ----------------------------

                                                                                                        Date              Expira-
                                                               ---------------------------------------  Exer-             tion
                                                                                                        cisable           Date
                                                                Code      V      (A)         (D)
------------------------------------------------------------------------------------------------------------------------------------
Stock Options (Right to buy)       $25.22        04/11/2002    A /(3)/    V     8,000                   04/11/2003 /(4)/  04/11/2007
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
7. Title and Amount of       8. Price    9. Number       10. Owner-      11. Nature
   Underlying Securities        of          of Deriv-        ship            of
   (Instr. 3 and 4)             Deriv-      ative            Form            Indirect
                                ative       Secur-           of Deriv-       Benefi-
                                Secur-      ities            ative           cial
                                ity         Bene-            Security        Owner-
                                (Instr.     ficially         Direct          ship
                                5)          Owned            (D) or          (Instr. 4)
                                            at End           Indirect
---------------------------                 of               (I)
                                            Month            (Instr. 4)
                 Amount or                  (Instr. 4)
     Title       Number of
                 Shares

------------------------------------------------------------------------------------------
Common Stock     8,000           0       8,000               D
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

Explanation of Responses:

See attached page(s)

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                               /s/ DeParle, Nancy-Ann                  7/8/02
                               ----------------------------------    -----------
                                **Signature of Reporting Person         Date


                               DeParle, Nancy-Ann
                               21250 Hawthorne Boulevard, Suite 800
                               Torrance, CA. 90503
                               DaVita Inc. (DVA)
                               06/2002

FORM 4 (continued)  Explanation of Responses

      Name: DeParle, Nancy-Ann       Statement for Month/Year: 06/2002
            21250 Hawthorne Boulevard,            Issuer Name: DaVita Inc: (DVA)
            Suite 800 Torrance CA 90503

--------------------------------------------------------------------------------
      Note: 1 Grant of Restricted Units which will vest on March 31, 2003.

      Note: 2 Grant of Restricted Units which will vest on June 30, 2003.

      Note: 3 Nonqualified stock options granted under the First Amended and Restated 1997 Equity Compensation Plan.

      Note: 4 The option vests in two equal annual installments beginning on April 11, 2003.

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